Exhibit 10.20

AGILENT TECHNOLOGIES, INC.
2005 DEFERRED COMPENSATION PLAN
(Amended and Restated Effective May 20, 2014)

Section 1.	Establishment and Purpose of Plan.
The Agilent Technologies, Inc. 2005 Deferred Compensation Plan has been amended and restated effective September 17, 2007; September 15, 2008; October 28, 2009; January 1, 2011; and most recently as of May 20, 2014. The Plan continues the program of deferred compensation embodied in the document for the Prior Plan in a manner designed to comply with the requirements of the American Jobs Creation Act of 2004. The rules of this Plan document, rather than those of the Prior Plan Document, will govern new deferrals. The Plan provides deferred compensation for a select group of management or highly compensated employees as established in Title I of ERISA.
The Plan is intended to be an unfunded and unsecured deferred compensation arrangement between the Participant and Agilent, in which the Participant agrees to give up a portion of the Participant’s current compensation in exchange for Agilent’s unfunded and unsecured promise to make a payment at a future date, as specified in Section 6. Agilent retains the right, as provided in Section 13, to amend or terminate the Plan at any time. Certain capitalized words used in the text of the Plan are defined in Section 19 in alphabetical order.
Agilent created Keysight Technologies, Inc. (“Keysight”), as a wholly-owned subsidiary, in order to complete a planned corporate separation of the Keysight operations (the “Operational Separation”) and subsequent distribution of all outstanding Keysight common stock to Agilent’s shareholders (the “Distribution”). According to the terms of the Employee Matters Agreement entered into by and between Agilent and Keysight (the “Employee Matters Agreement”), effective no later than the date of Operational Separation, Keysight will establish a nonqualified deferred compensation plan (the “Keysight Plan”) with substantially similar terms to the Plan, and Keysight will assume the portion of the liabilities under this Plan as prescribed in the Employee Matters Agreement. During the period between the date of Operational Separation and the date of Distribution, Participants shall participate in this Plan or the Keysight Plan based on their employment status during that period with either Agilent or Keysight as determined under the provisions of the Employee Matters Agreement. Effective as of the date of Distribution, all Participants that are employed by Keysight (the “Keysight Participants”) will no longer be eligible to participate or otherwise receive benefits under the Plan and all deferred compensation benefits earned by such Keysight Participants shall be provided pursuant to the terms and conditions of the Keysight Plan. Neither the Operational Separation nor the Distribution shall be treated as a distribution event under the Plan with respect to any Participant.

Section 2.	Participation in the Plan.
2.1    All Eligible Employees are eligible to defer Base Pay, Bonus, LTPP Awards, or NES Awards under the Plan. In addition, the Committee may provide that company contributions may be made to the Plan for the benefit of a Participant under the terms and conditions as may be specified by Agilent, in any manner Agilent deems appropriate; provided, however, that any such contribution shall comply with Section 409A of the Code, and any contribution made with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under Section 162(m) of the Code.

Section 3.	Timing and Amounts of Deferred Compensation.
Eligible Employees shall make elections to participate in the Plan, as follows:
3.1    Base Pay Deferrals.

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(a)    Timing of Base Pay Deferral. With respect to a deferral of Base Pay, an election to defer Base Pay must be made before December 31, or such earlier date established by Agilent, of the calendar year preceding the calendar year with respect to which the services associated with such Base Pay are performed, and in accordance with procedures established by the Agilent. Base Pay deferral elections shall be irrevocable on the December 31 of the calendar year preceding the calendar year with respect to which such election pertains, or such earlier date as Agilent determines in its discretion. Notwithstanding the foregoing, a new Eligible Employee may make an initial deferral election by the date Agilent specifies after the individual receives enrollment materials; provided, however, that such initial deferral election shall be made no later than the 30th day after the individual becomes an Eligible Employee.
(b)    Amount of Base Pay Deferral. The percentage that will be deferred from Base Pay for an Eligible Employee is determined as follows:
(i)    The Eligible Employee will elect an annual percentage to be deferred from Base Pay. The maximum annual percentage of Base Pay that may be deferred each calendar year is equal to one hundred percent of the amount that Base Pay exceeds the Eligibility Pay Threshold.
(ii)    The percentage will be converted into an amount per pay period to be deferred and adjusted as necessary (the “Pay Period Deferral Amount”).
(c)    Special Election Rule for Rehires. In accordance with Treasury Regulation 1.409A-2(a)(7)(ii), an Eligible Employee who was previously eligible to participate in the Plan may be treated as newly eligible to participate in this Plan (and, hence, be eligible to make an initial deferral election no later than the 30th day after he or she again becomes an Eligible Employee rather than waiting for the next enrollment period provided to all Eligible Employees) if: (i) all amounts previously deferred under the Plan (or any plan aggregated with this Plan under Section 409A) by the Eligible Employee have been paid, and on and before the date of the last payment such Eligible Employee was ineligible to accrue new benefits after the date of such last payment; or (ii) the Eligible Employee was ineligible to participate in the Plan (or any plan aggregated with this Plan under Section 409A) for at least 24 months. If an Eligible Employee is rehired in the same calendar year, and if he had an election in place for such calendar year, that election will remain in effect for the remainder of such calendar year.
3.2    Bonus Deferrals.
(a)    Timing of Bonus Deferral. An election to defer Bonuses must be made before December 31, or such earlier date established by Agilent, of the calendar year preceding the calendar year with respect to which the services relating to the Bonuses are performed, and in accordance with procedures established by Agilent. Bonus deferral elections shall be irrevocable on the December 31 of the calendar year preceding the calendar year with respect to which such election pertains, or such earlier date as Agilent determines in its discretion. Notwithstanding the foregoing, a Participant may elect to defer Bonuses that are Performance Based Compensation; provided, however, such election shall not be made later than six months prior to the end of the applicable performance period and such election shall be irrevocable as Agilent determines in its discretion as reflected in the election form. Notwithstanding the foregoing, a new Eligible Employee may make an initial bonus deferral election by the date Agilent specifies after the individual receives enrollment materials; provided, however, that such initial deferral election shall be made no later than the 30th day after the individual becomes an Eligible Employee and the election may only apply to compensation paid for services performed after the election.
(b)    Amount of Bonus Deferral. The amount of any bonus an Eligible Employee may defer must be:
(i)    No more than 95%, of any Bonus to which he or she may become entitled; and
(ii)    Not more than the amount by which the sum of the Pay-For-Results Bonus, plus the Participant’s Base Pay for such calendar year, exceeds the Eligibility Pay Threshold.

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The deferral amount must be expressed in terms of a whole percentage point. Once an election is made by an Eligible Employee to defer any portion of a Bonus, the appropriate dollar amount will be withheld from the Bonus when this amount would have otherwise been paid.
3.3    LTPP Award Deferrals and NES Award Deferrals.
(a)    Timing of LTPP Award Deferral. Participants must make an election to defer an LTPP Award no later than 6 months before the end of the performance period so long as the LTPP Award meets the definition of Performance Based Compensation. If the LTPP Award does not meet the definition of Performance Based Compensation, the election to defer the LTPP Award must be made not later than: (i) December 31, or such earlier date established by Agilent, of the calendar year preceding the calendar year with respect to which the services associated with such LTPP Award are performed, and in accordance with procedures established by Agilent, or (ii) the 30th day after the individual first becomes an Eligible Employee and the election may only apply to compensation paid for services performed after the election. LTPP Award deferral elections shall be irrevocable as Agilent determines in its discretion as reflected in the election form.
(b)    Timing of NES Award Deferral. Participants must make an election to defer a NES Award no later than 6 months before the end of the performance period so long as the NES Award meets the definition of Performance Based Compensation. If the NES Award does not meet the definition of Performance Based Compensation, the election to defer the NES Award must be made not later than: (i) December 31, or such earlier date established by Agilent, of the calendar year preceding the calendar year with respect to which the services associated with such NES Award are performed, and in accordance with procedures established by Agilent, (ii) 30 days after the date of grant, provided that (1) the NES Award is subject to a forfeiture condition requiring the continued performance of services for a period of at least 12 months and (2) the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, or (iii) the 30th day after the individual first becomes an Eligible Employee and the election may only apply to compensation paid for services performed after the election. NES Award deferral elections shall be irrevocable as Agilent determines in its discretion as reflected in the election form.
(c)    Amount of Deferral of LTPP Award. An Eligible Employee may defer any portion, up to 95%, of any LTPP Award to which he or she may become entitled, so long as the deferral amount is expressed in terms of a whole percentage point; provided, however, if the percentage results in a fractional share, the number of Shares deferred shall be rounded up to the nearest whole Share. Once an election is made by an Eligible Employee to defer any portion of an LTPP Award, the appropriate Shares will be withheld from the LTPP Award when the Shares would have otherwise have been distributed.
(d)    Amount of Deferral of NES Award. An Eligible Employee may defer any portion, up to 95%, of any NES Award to which he or she may become entitled, so long as the deferral amount is expressed in terms of a whole percentage point; provided, however, if the percentage results in a fractional share, the number of Shares deferred shall be rounded up to the nearest whole Share. Once an election is made by an Eligible Employee to defer any portion of a NES Award, the appropriate Shares will be withheld from the NES Award when the Shares would have otherwise have been distributed.
3.4    Employer Contributions. Notwithstanding anything provided in this Section 3 or otherwise in the Plan to the contrary, the Committee shall have the sole discretion and authority to provide that Employer contributions may be made to the Plan for the benefit of a Participant under the terms and conditions as may be specified by Agilent, in any manner Agilent deems appropriate; provided, however, that any such contribution shall comply with Section 409A of the Code.

Section 4.	Crediting of Deferral Accounts.
Amounts deferred pursuant to Section 3 shall be credited to a Deferral Account in the name of the Participant. Deferred Amounts arising from deferrals of Base Pay shall be credited to a Participant’s Base Pay Deferral Account at least quarterly. Deferrals resulting from amounts credited to a Participant’s Bonus Deferral Account from the deferral of Bonuses shall be credited to a Bonus Deferral Account as soon as practicable after such Bonus would otherwise

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have been paid. Deferrals resulting from amounts credited to a Participant’s Deferral Account from the deferral of LTPP Awards or NES Awards shall be credited to a Participant’s LTPP Deferral Account or NES Deferral Account, as appropriate, as soon as practicable after such LTPP Award or NES Award would otherwise have been paid. Any dividends paid on Shares shall be credited to the LTPP Deferral Account or NES Deferral Account, as appropriate. The Participant’s rights in the Deferral Account shall be no greater than the rights of any other unsecured general creditor of Agilent. Deferred Amounts and Earnings thereon invested hereunder shall for all purposes be part of the general funds of Agilent. Any payout to a Participant of amounts credited to a Participant’s Deferral Account is not due, nor are such amounts ascertainable, until the Payout Commencement Date.

Section 5.	Earnings on the Deferral Account.
5.1    Crediting in General. Amounts in a Participant’s Deferral Account will be credited at least quarterly with Earnings until such amounts are paid out to the Participant under this Plan as set forth in Section 6. All Earnings attributable to the Deferral Account shall be added to the liability of and retained therein by Agilent. Any such addition to the liability shall be appropriately reflected on the books and records of Agilent’s Consolidated Group and identified as an addition to the total sum owing the Participant. The Deferral Account of a Rollover Participant shall be credited with Earnings at the same time and accounted for in the same manner as the Deferral Account of a Participant (regardless of the Rollover Participant’s eligibility to participate in the Plan), pro-rated to reflect the date on which the deferral account from a Rollover Plan is transferred into the Plan.
5.2    Hypothetical Investment Options. Except as otherwise provided in this Section 5.2, and subject to provisions of Section 4, Agilent may, in its discretion, offer Participants a choice among various Hypothetical Investment Options on which their Deferral Accounts may be credited. Such a choice is nominal in nature, and grants Participants no real or beneficial interest in any specific fund or property. Provision of a choice among Hypothetical Investment Options grants the Participant no ability to affect the actual aggregate investments Agilent may or may not make to cover its obligations under the Plan. Any adjustments Agilent may make in its actual investments for the Plan may only be instigated by Agilent, and may or may not bear a resemblance to the Participants’ hypothetical investment choices on an account-by-account basis. The timing, allowance and frequency of hypothetical investment choices, and a Participant’s ability to change how his or her Deferral Account is credited, is within the sole discretion of Agilent.
5.3    Investment Directions. A Participant may direct the deemed investment of the Participant’s Deferred Amounts among the Hypothetical Investment Options, in the manner prescribed by Agilent at the time of enrollment or re-enrollment. Investment elections shall be in such minimum percentage amounts with respect to each such option as permitted by Agilent. Notwithstanding any other provision of the Plan to the contrary, all deferrals of non-cash LTPP Awards or NES Awards shall be deemed to be invested in Shares until such Shares are paid out in accordance with Section 6.
5.4    Reinvestment Directions. On a daily basis, by instructing a third party administrator that Agilent selects in its discretion in the manner prescribed, a Participant may direct the reinvestment of the Participant’s Deferral Accounts among the various Hypothetical Investment Options; provided, however, that certain reinvestments may be restricted by Agilent, the third party administrator or applicable law. A Participant shall specify the reinvestment amounts of the Participant’s Deferred Account to be invested in such Hypothetical Investment Options. Reinvestment directions shall be in such minimum dollar or percentage amounts as permitted by Agilent or the third party administrator. Notwithstanding any other provision of the Plan to the contrary, Participants may not direct the reinvestment of their deferral of non-cash LTPP Awards or NES Awards.
5.5    No Investment Directions. In the event that the Participant fails to direct his or her investment, a Participant’s Deferral Account shall be credited with the deemed return on investment in default investment election listed in Appendix A. Notwithstanding the foregoing, all deferrals of non-cash LTPP Awards or NES Awards shall be deemed to be invested in Shares.

Section 6.	Payout to the Participants.

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6.1    Termination. The form and commencement of benefit may be made in accordance with the Participant’s election at the time of deferral and this Section 6.1.
(a)    Form of Payout.
(i)    Prior to January 1, 2008 and if a Participant’s Aggregate Deferral Account Balance is equal to or greater than $25,000 on the Termination Date, a Participant making a valid election under this Section 6.1, and whose Termination Date occurs during the first six (6) months of the calendar year, may elect to receive either (a) a single lump sum payout in the first pay period in January of the year following the Termination Year, or (b) a payout in annual installments over a five (5) to fifteen (15) year period beginning with the first pay period in January following the Termination Year. A Participant making a valid election under this Section 6.1, and whose Termination Date occurs during the second six (6) months of the calendar year, may elect to receive either (a) a single lump sum payout in the first pay period in January of the second year following the Termination Year, or (b) a payout in annual installments over a five (5) to fifteen (15) year period beginning with the first pay period in January of the second year following the Termination Year. If, however, Participant’s Aggregate Deferral Account Balance is less than $25,000 on the Termination Date, then the Participant will receive a single lump sum payout at the first pay period in January following the Termination Year; provided, that if the Termination Date occurs within the second six months of the calendar year, payment of such lump sum will be made in the first pay period in January of the second year following the Termination Year.
(ii)    On or after January 1, 2008 and if a Participant’s Aggregate Deferral Account Balance is equal to or greater than $25,000 on the Termination Date, a Participant making a valid election under this Section 6.1, and whose Termination Date occurs during the first six (6) months of the calendar year, may elect to receive either (a) a single lump sum payout in January of the year following the Termination Year, or (b) a payout in annual installments over a five (5) to fifteen (15) year period beginning in the January following the Termination Year. A Participant making a valid election under this Section 6.1, and whose Termination Date occurs during the second six (6) months of the calendar year, may elect to receive either (a) a single lump sum payout in the July of the year following the Termination Year, or (b) a payout in annual installments over a five (5) to fifteen (15) year period beginning in the July of the first year following the Termination Year. If, however, Participant’s Aggregate Deferral Account Balance is less than $25,000 on the Termination Date, then the Participant will receive a single lump sum payout in January following the Termination Year; provided, that if the Termination Date occurs within the second six months of the calendar year, payment of such lump sum will be made in July following the Termination Year.
(iii)    2008 Special Payout Election on or before December 31, 2008. Participants who are identified by the Committee, in its sole discretion, may make a special payment election for their Aggregate Deferral Account Balance in calendar year 2008; provided that the election is made no later than December 31, 2008. An election made pursuant to this subparagraph (iii) shall be irrevocable when made and shall be subject to any special administrative rules imposed by Agilent including rules intended to comply with section 409A of the Code, and shall not become effective until January 1, 2009. No election under this subparagraph (iii) shall (A) change the payment date of any distribution otherwise scheduled to be paid in 2008 or cause a payment to be paid in 2008, or (B) be permitted after December 31, 2008.
(b)    Commencement of Payout. A Participant making a valid election under this Section 6.1 may elect a Payout Commencement Date, under either the single lump sum or the annual installment election addressed in Section 6.1(a), that is the date determined under Section 6.1(a) plus an additional one (1), two (2) or three (3) years.
(c)    In-Service Distribution Date. With respect to Base Pay, Bonus, LTPP Awards or NES Awards earned after December 31, 2010, an Eligible Employee or Participant may elect pursuant to Section 3 of the Plan to defer Base Pay, Bonus, LTPP Awards or NES Awards to an In-Service Distribution Account. Agilent, in its sole discretion, may limit the number of In-Service Distribution Accounts that Participants may maintain under the Plan at any time. For each In-Service Distribution Account, the Participant must elect a single In-Service Distribution Date. A Participant may defer amounts from multiple calendar years into the same In-Service Distribution Account, provided the Participant does not defer an amount into an In-Service Distribution Account during a calendar year in which falls the In-Service Distribution Date for that In-Service Distribution Account. If an Eligible Employee or Participant elects

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to make deferrals to an In-Service Distribution Account, the amount deferred to the In-Service Distribution Account will be paid to the Participant in a single lump sum payment on the earlier to occur of the applicable In-Service Distribution Date, death or Termination.
(d)    Earnings on Deferral Accounts. Whatever the form of payout under Section 6, and whatever the timing of the Payout Commencement Date, the Deferral Account of a Participant shall continue to be credited with Earnings until all amounts in such an account are paid out to the Participant.
6.2    Default Form and Commencement of Payout.
(a)    Prior to January 1, 2008, if a valid election under Section 6.1 is not made, and the Participant’s Aggregate Deferral Account Balance is equal to or greater than $25,000 on the Termination Date, then the Participant shall receive his or her payout in annual installments over the fifteen (15) year period beginning with the first pay period in January following the Termination Year; provided, that if the Termination Date occurs within the second six months of the calendar year, payment of such annual installments will begin with the first pay period in January of the second year following the Termination Year. If, however, Participant’s Aggregate Deferral Account Balance is less than $25,000 on the Termination Date, then the Participant will receive a single lump sum payout at the first pay period in January following the Termination Year; provided, that if the Termination Date occurs within the second six months of the calendar year, payment of such lump sum will be made in the first pay period in January of the second year following the Termination Year.
(b)    On or after January 1, 2008, if a valid election under Section 6.1 is not made, and the Participant’s Aggregate Deferral Account Balance is equal to or greater than $25,000 on the Termination Date, then the Participant shall receive his or her payout in annual installments over the fifteen (15) year period beginning in January following the Termination Year; provided, that if the Termination Date occurs within the second six months of the calendar year, payment of such annual installments will begin in July following the Termination Year. If, however, Participant’s Aggregate Deferral Account Balance is less than $25,000 on the Termination Date, then the Participant may receive a single lump sum payout in January following the Termination Year; provided, that if the Termination Date occurs within the second six months of the calendar year, payment of such lump sum will be made in July following the Termination Year.
6.3    Death of Participant.
(a)    Prior to January 1, 2008 and if a Participant dies and a valid election was made under Section 6.1, the Beneficiary will be paid in the same manner as the Participant would have if he or she Terminated; the date of death shall be deemed the Termination Date. If the Participant dies and no valid election was made, and the Participant’s Deferral Account balance is equal to or greater than $25,000 on the date of death, then the Beneficiary will receive the payout in annual installments over the fifteen (15) year period beginning in January in the calendar year following the year of the Participant’s death. If, however, such Deferral Account balance is less than $25,000 on the date of death, then the Beneficiary shall receive a single lump sum in January of the year following the year of death.
(b)    On or after January 1, 2008 and if a Participant dies and a valid election was made under Section 6.1, the Beneficiary will be paid in the same manner as the Participant would have if he or she Terminated; the date of death shall be deemed the Termination Date. If the Participant dies and no valid election was made, and the Participant’s Deferral Account balance is equal to or greater than $25,000 on the date of death, then the Beneficiary will receive the payout in annual installments over the fifteen (15) year period beginning in January in the calendar year following the year of the Participant’s death. If, however, such Deferral Account balance is less than $25,000 on the date of death, then the Beneficiary shall receive a single lump sum in January of the year following the year of death.
6.4    Special Rules for Participants with Deferrals of LTPP Awards or NES Awards. In the event that the payout of a Deferral Account includes payout under a Participant’s LTPP Deferral Account or NES Deferral Account, then the payout of an LTPP Deferral Account and/or NES Deferral Account shall be made subject to such rules and

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procedures as may be established by Agilent. However, any such rules and procedures shall not effect the form or commencement date of the benefit, unless otherwise required by law.
6.5    Special Rule for Director Service. A Participant will be deemed to have Terminated if he or she ceases to be an employee of an Employer, but is then a Director of Agilent.
6.6    Specified Employees. Notwithstanding any other Plan provision, no payment to a “specified employee” (as defined in Treasury Regulation § 1.409A-1(i)) shall commence earlier than six (6) months after the date of such individual’s Termination Date (except in the case of a Termination due to death). The commencement of a validly elected payment should be delayed to the day that is at least six (6) months after such Termination Date.
6.7    Payments for Rehired Participants. Payments that are being made or are to be made to a Participant due to his previous Termination shall not be suspended during a subsequent period of service with Agilent.

Section 7.	Hardship Provision for Unforeseeable Emergencies.
Neither the Participant nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Section 6. However, such credited amounts may be subject to early withdrawal if (1) an unforeseeable emergency occurs that is caused by a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Beneficiary (if the Beneficiary is a natural person) or of a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2) or (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, (2) such circumstances would result in severe financial hardship to the individual if early withdrawal is not permitted, and (3) any other requirements established under the Code and regulations promulgated thereunder, are satisfied. A severe financial hardship exists only when all other reasonably available financial resources have been exhausted, including but not limited to (1) reimbursement or compensation by insurance or otherwise, (2) liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or (3) cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.
Agilent shall have sole discretion to determine whether to approve any withdrawal under this Section 7, which amount will be limited to the amount necessary to meet the emergency. Agilent’s decision is final and binding on all interested parties. A Participant shall not vote on whether or not he or she is eligible for such a withdrawal under this Section 7.

Section 8.	Designation of Beneficiary.
The Participant shall, in accordance with procedures established by Agilent, (1) designate a Beneficiary hereunder, and (2) shall have the right thereafter to change such designation. No Beneficiary designation shall be effective unless it is in writing, on the form required by Agilent and provided to the appropriate person at Agilent prior to the Participant’s death. Notwithstanding the foregoing, with respect to an employee who became a Plan Participant during the Transition Period, all existing beneficiary designations on file with the HP Executive Deferred Compensation Plan or the Prior Plan shall be deemed and treated as designations under this Plan; provided, however, the last valid beneficiary designation on file shall govern. In the case of a Participant’s death, payment due under this Plan shall be made to the designated Beneficiary or, in the absence of such designation, by will or the laws of descent and distribution in the Participant’s state of residence at the time of his or her death.

Section 9.	Limitation on Assignments.
Except to comply with a domestic relations order defined under Treasury Regulation § 1.409A-3(j)(4)(ii), benefits under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishments by creditors of the Participant or the Participant’s Beneficiary and any attempt to do so shall be void.

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Section 10.	Administration.
10.1    Administration by Committee. The Committee, or its delegate, shall administer the Plan. Notwithstanding any provision of the Plan to the contrary, no member of the Committee shall be entitled to vote on any matter which would create a significant risk that such member could be treated as being in constructive receipt of some or all of his or her Deferral Account. The Committee, or its delegate, shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determinations by the Committee or its delegate shall be final and binding upon all parties, including shareholders, Participants, Beneficiaries and other employees. Except where the Committee has specifically retained authority under Sections 2.1, 3.4, 18.1 and 19.8 of the Plan, the officers of Agilent shall perform the administrative responsibilities under the Plan, including establishing deferral and election procedures and claims procedures.
10.2    Claims and Appeals. The claims and appeals provisions for the Plan are set forth in the summary to the Plan that is provided to Participants.
10.3    Books and Records. Books and records maintained for the purpose of the Plan shall be maintained by the officers and employees of Agilent at its expense and subject to supervision and control of the Committee.

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Section 11.	No Funding Obligation.
Agilent’s Consolidated Group is under no obligation to transfer amounts credited to the Participant’s Deferral Account to any trust or escrow account, and Agilent’s Consolidated Group is under no obligation to secure any amount credited to a Participant’s Deferral Account by any specific assets of Agilent’s Consolidated Group or any other asset in which Agilent’s Consolidated Group has an interest. This Plan shall not be construed to require Agilent’s Consolidated Group to fund any of the benefits provided hereunder nor to establish a trust for such purpose. Agilent may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a grantor trust or such other equivalent arrangements as Agilent may decide. No such arrangement shall cause the Plan to be a funded plan within the meaning of Title I of ERISA, nor shall any such arrangement change the nature of the obligation of Agilent’s Consolidated Group nor the rights of the Participants under the Plan as provided in this document. Neither the Participant nor his or her estate shall have any rights against Agilent’s Consolidated Group with respect to any portion of the Deferral Account except as a general unsecured creditor. No Participant has an interest in his or her Deferral Account until the Participant actually receives the deferred payment.

Section 12.	Amendment and Termination of the Plan.
Agilent, by action of the Committee, in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that amounts already credited to Deferral Accounts will continue to be owed to the Participants or Beneficiaries and will continue to accrue Earnings and continue to be a liability of Agilent. The Committee may, in its discretion, terminate the Plan in accordance with Section 409A of the Code and the regulations promulgated thereunder, for any reason including a Change in Control. Participants or Beneficiaries will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan. Notwithstanding any other provision of the Plan, Agilent may without Participant or Beneficiary consent amend the Plan or change the Plan’s administrative rules and procedures or modify the terms of a deferral election to comply with Section 409A of the Code.

Section 13.	Tax Withholding.
Agilent’s Consolidated Group may withhold Taxes from any cash payment made or Shares distributed under the Plan or Bonus plan or arrangement, owing as a result of any deferral or payment hereunder, as Agilent deems appropriate in its sole discretion. If, with respect to the pay period within which a deferral, payment or Bonus is made under the Plan or Bonus plan or arrangement, or the Participant receives insufficient actual cash compensation to cover such Taxes, then Agilent’s Consolidated Group may withhold any remaining Taxes owing from the deferred amount or Participant’s subsequent cash compensation received, until such Tax obligation is satisfied, or otherwise make appropriate arrangements with the Participant or Beneficiary for satisfaction of such obligation.

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Section 14.	Applicable Law.
This Plan, and all rights under this Plan, shall be interpreted and construed in accordance with ERISA, as applicable, and, to the extent not preempted, the law of the State of California, unless otherwise stated in the Plan. This Plan is intended to comply, and shall be interpreted as necessary to comply, with Section 409A of the Code and the regulations promulgated thereunder. Any provision of the Plan that is noncompliant with Code Section 409A is void or deemed amended to comply with Code Section 409A. Agilent does not guarantee or warrant the tax consequences of any payment under this Plan and the Participants shall in all cases be liable for any taxes due with respect to the Plan.

Section 15.	Notice.
Any written notice to Agilent required by any of the provisions of this Plan shall be addressed to the chief human resources officer of Agilent or his or her delegate and shall become effective when it is received.

Section 16.	No Employment Rights.
Nothing in the Plan, nor any action of Agilent pursuant to the Plan, shall be deemed to give any person any right to remain in the employ of Agilent’s Consolidated Group or affect the right of Agilent to terminate a person’s employment at any time and for any reason.

Section 17.	Severability of Provisions.
If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect any other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

Section 18.	Rollovers from other Plans.
18.1    Discretion to Accept. The Committee shall have complete authority and discretion, but no obligation, to allow the Plan to create Deferral Accounts for Rollover Participants and credit such accounts with amounts to reflect the Rollover Participant’s deferral account in a Rollover Plan. The amounts credited to such Deferral Accounts are fully subject to the provisions of this Plan. Reference in the Plan to such a crediting as a “rollover” or “transfer” of assets from a Rollover Plan is nominal in nature, and confers no additional rights upon a Rollover Participant other than those specifically set forth in the Plan.
18.2    Status of Rollover Participants. A Rollover Participant and his or her Beneficiary are fully subject to the provisions of this Plan, except as otherwise expressly set forth herein. A Rollover Participant who is not already a Participant in the Plan and is not otherwise eligible to participate in the Plan at the time of rollover, shall not be entitled to make any additional deferrals under the Plan unless and until he or she has become an Eligible Employee under the terms of the Plan.
18.3    Payment to Rollover Participants. If at the time of rollover or transfer, payments from a Rollover Participant’s account in a Rollover Plan have already commenced from a Rollover Plan, he or she shall continue to receive such payments in accordance with the form and timing of payment provisions of such plan. lf a Rollover Participant is not yet eligible to receive payments from the Rollover Plan at the time of the rollover or transfer, he or she is bound by the payout provisions of this Plan.

Section 19.	Definitions.
19.1    Agilent means Agilent Technologies, Inc., a Delaware corporation.
19.2    Agilent’s Consolidated Group means Agilent or any business entity within the Agilent consolidated group

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19.3    Aggregate Deferral Account Balance means the sum of the Deferral Account and any other plan or arrangement with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation § 1.409A-1(c)(2).
19.4    Base Pay means the annual base salary rate of cash compensation for employees on the U.S. payroll of Agilent, excluding bonuses, incentive compensation, commissions, overtime pay, Bonuses, severance payments, shift differential, payments under the Agilent Technologies, Inc. Disability Plan or any other additional compensation.
19.5    Base Pay Deferral Account means the sub-account of the Deferral Account that includes (i) the sum of amounts credited to Participant’s Base Pay Deferral Account under Section 4, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Base Pay Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Base Pay Deferral Account.
19.6    Beneficiary means the person or persons designated by a Participant pursuant to Section 8, in accordance with and accepted by Agilent, to receive any amounts payable under the Plan in the event of the Participant’s death.
19.7    Bonus shall have the same meaning as an “Award” as set forth in the Agilent Technologies, Inc. 2010 Performance-Based Compensation Plan for Covered Employees (or any successor plan), as amended from time to time, a Pay-For-Results Bonus, or any other management bonus plan or arrangement that provides a bonus compensation opportunity to Eligible Employees as defined by the Committee from time to time. Bonus does not include any sales incentive compensation or commission.
19.8    Bonus Deferral Account means the sub-account of the Deferral Account that includes (i) the sum of amounts credited to Participant’s Bonus Deferral Account under Section 4, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Bonus Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Bonus Deferral Account.
19.9    Change in Control means the occurrence of any of the following events:
(a)    The sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of Agilent to a person or group (as such terms are defined or described in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) which will continue the business of Agilent in the future; or
(b)    A merger or consolidation involving Agilent in which a person or group (as such terms are defined or described in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires more than 50% of the total voting power of the outstanding voting securities of Agilent resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of Agilent immediately prior to such merger or consolidation; or
(c)    The acquisition of ownership in which a person or group (as such terms are defined or described in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires during the 12-month period ending on the date of the most recent acquisition by such person or persons at least 30% of the total voting power of the outstanding voting securities of Agilent.
(d)    A majority of members of Agilent’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Agilent's Board of Directors before the date of the appointment or election.
19.10    Code means the Internal Revenue Code of 1986, as amended from time to time.
19.11    Committee means the Compensation Committee of the Board of Directors of Agilent or its delegate(s).

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19.12    Covered Officer shall have the same meaning as “covered employee” does under Section 162(m) of the Code.
19.13    Deferral Account means the account balance of a Participant in the Plan created from Deferred Amounts, any company contributions or from a credit to a Participant’s account from a Rollover Plan, and the Earnings thereon prior to a payout to the Participant.
19.14    Deferred Amount means the amount the Participant elects to have deferred from Base Pay and/or a Bonus, pursuant to Section 3, LTPP Award(s) the Participant elects to have deferred, NES Award(s) the Participant elects to have deferred, or company contributions.
19.15    Earnings means the deemed return on investment (or charge on investment loss) allocated to a Participant’s Deferral Account, based on the return of the Hypothetical Investment Options.
19.16    Eligible Employee means an employee on the U.S. payroll of Agilent’s Consolidated Group who has a Base Pay rate plus Pay-For-Results Bonus during the year in which the election is made as specified in Section 3 equal to or in excess of the Eligibility Pay Threshold and who Agilent notifies is eligible to participate in the Plan. Notwithstanding the foregoing, effective as of the date of Distribution of Keysight, an employee of Keysight is not an Eligible Employee.
19.17    Eligibility Pay Threshold means the amount defined in Section 401(a)(17) of the Code, as adjusted by the Secretary of the Treasury under Section 415(d) of the Code, in effect on January 1st of the calendar year for which amounts are to be deferred.
19.18    Employer means Agilent or any of its affiliates as determined under Treasury Regulation § 1.409A-1(h)(3).
19.19    ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
19.20    Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.
19.21    HP means Hewlett-Packard Company, a Delaware corporation.
19.22    Hypothetical Investment Options means those investment options listed in Appendix A of this Plan.  Said options will be determined from time to time by the officers of Agilent and shall be similar, to the extent practicable, as determined solely in the discretion of Agilent, to the investment options offered under the Agilent Technologies, Inc. 401(k) Plan (the “401(k) Plan”), other than any investment option in Agilent common stock that may be offered under the 401(k) Plan.
19.23    In-Service Distribution Account means a sub-account of the Deferral Account, which may include amounts from a Participant’s Base Pay Deferral Account, Bonus Deferral Account, LTPP Deferral Account and NES Award Account, that is payable on an In-Service Distribution Date.
19.24    In-Service Distribution Date means a Payout Commencement Date for a Participant’s In-Service Distribution Account, which date must be either January 1 or July 1 of a calendar year that follows the calendar year in which an amount was first deferred into the In-Service distribution Account.
19.25    LTPP means the Agilent Technologies, Inc. Long-Term Performance Plan, as it may be amended from time to time.
19.26    LTPP Award means any award to be delivered to a Participant at the end of a performance period under the terms of the LTPP.

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19.27    LTPP Deferral Account means the sub-account of the Deferral Account that includes (i) the LTPP Awards credited to Participant’s LTPP Deferral Account under Section 4, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s LTPP Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s LTPP Deferral Account.
19.28    NES means the New Executive Stock Award granted to an executive under the Agilent Technologies, Inc. 1999 Stock Plan, or any successor plan thereto.
19.29    NES Award means any award to be delivered to a Participant at the end of a performance period under the terms of the NES Agreement.
19.30    NES Deferral Account means the sub-account of the Deferral Account that includes (i) the NES Awards credited to the Participant’s NES Deferral Account under Section 4 plus (ii) amounts credited (net of amounts debited) in accordance with all applicable crediting provisions of this Plan that relate to the Participant’s NES Deferral Account, less (iii) all distributions made to the Participant or his Beneficiary pursuant to this Plan that relate to the Participant’s NES Deferral Account.
19.31    Pay-For Results Bonus means a cash incentive payable pursuant to the terms and conditions of the Agilent Technologies, Inc. 2009 Performance-Based Compensation Plan for Non-Covered Employees, as amended from time to time, or any successor cash incentive plan.
19.32    Participant means any individual who has a Deferral Account under the Plan or who is receiving or entitled to receive benefits under the Plan. The term Participant also refers to a Rollover Participant, except where expressly provided otherwise. Effective as of the date of the Distribution of Keysight, no Keysight Participant shall be a Participant under the Plan.
19.33    Payout Commencement Date means the date upon which a payment to a Participant of an amount credited to his or her Deferral Account first commences.
19.34    Performance Based Compensation means, as defined in Section 409A, compensation the amount of which, or entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered preestablished if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. At the time of the deferral election, in order for the election to be in compliance with Code Section 409A, (i) the Participant must perform services continuously for the period beginning on the later of the first day of the performance period or the date the performance criteria are established, and ending on the date of election with respect to the performance based compensation and (ii) the election must not be made after the amount of the performance based compensation becomes reasonably ascertainable.
19.35    Plan means the Agilent Technologies, Inc. 2005 Deferred Compensation Plan.
19.36    Prior Plan means the Agilent Technologies, Inc. Deferred Compensation Plan.
19.37    Rollover Participant means an individual with a Deferral Account in the Plan transferred from a Rollover Plan in accordance with the provisions of Section 18. The term Rollover Participant may also refer to an individual who has previously been a Participant in the Plan, or an existing Participant at the time of transfer.
19.38    Rollover Plan means the nonqualified deferred compensation plan of a business entity acquired by Agilent through acquisition of a majority of the voting interest in, or substantially all of the assets of, such entity.
19.39    Shares means shares of the common stock of Agilent.

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19.40    Tax or (Taxes) means any federal, state, local, or any other governmental income tax, employment tax, payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any Earnings thereon, or any payments made to Participants or Beneficiaries under the Plan.
19.41    Termination or Terminates means a separation from service within the meaning of Treasury Regulation § 1.409A-1(h). A Participant shall not be deemed to have separated from service if the Participant continues to provide services to an Employer at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full years of employment with the Employer (or if employed by the Employer less than three years, such lesser period); provided, however, that a separation from service will be deemed to have occurred if a Participant’s service with an Employer is reduced to an annual rate that is twenty percent or less of the services rendered, on average, during the immediately preceding three full years of employment with the Employer (or if employed by the Employer less than three years, such lesser period).
19.42    Termination Date means the date on which the Participant Terminates employment.
19.43    Termination Year means the calendar year within which a Participant’s Termination Date falls.
19.44    Transition Period means the period commencing with the beginning of Agilent’s Payroll Date, and ending on the Distribution Date (as such terms are defined in the Master Separation and Distribution Agreement between HP and Agilent, effective August 12, 1999).

Section 20.	Execution.
IN WITNESS WHEREOF, Agilent has caused this amended and restated Plan to be duly adopted by the undersigned this 20th day of May, 2014, effective as of May 20, 2014.
Agilent Technologies, Inc.

By: /s/ Marie Oh Huber
Marie Oh Huber
Senior Vice President, General Counsel and Secretary
Agilent Technologies, Inc.

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Appendix A
Investment Options

1.	Domini Social Investment Trust Social Equity Fund – Institutional Class

2.	Fidelity Contrafund – Class K

3.	Fidelity Low-Priced Stock Fund – Class K

4.	Goldman Sachs Small Cap Value Fund - Institutional Class

5.	Harbor Capital Appreciation Fund – Institutional Class

6.	JP Morgan Prime Money Market Fund – Agency Class

7.	PIMCO Total Return Fund – Institutional Class

8.	Templeton Institutional Fund Foreign Equity Series Fund – Primary Shares

9.	Vanguard Balanced Index Fund – Signal Shares

10.	Vanguard Extended Market Index Fund – Institutional Shares

11.	Vanguard Institutional Index Fund – Institutional Plus Shares – DEFAULT FUND

12.	Vanguard Target Retirement Income Fund – Investor Shares

13.	Vanguard Target Retirement 2010 Fund – Investor Shares

14.	Vanguard Target Retirement 2015 Fund – Investor Shares

15.	Vanguard Target Retirement 2020 Fund – Investor Shares

16.	Vanguard Target Retirement 2025 Fund – Investor Shares

17.	Vanguard Target Retirement 2030 Fund – Investor Shares

18.	Vanguard Target Retirement 2035 Fund – Investor Shares

19.	Vanguard Target Retirement 2040 Fund – Investor Shares

20.	Vanguard Target Retirement 2045 Fund – Investor Shares

21.	Vanguard Target Retirement 2050 Fund – Investor Shares

22.	Vanguard Target Retirement 2055 Fund – Investor Shares

23.	Vanguard Target Retirement 2060 Fund – Investor Shares

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